FOR IMMEDIATE RELEASE

COMPOSITE TECHNOLOGY ANNOUNCES GUIDANCE FOR FISCAL YEAR ENDED SEPTEMBER 30, 2010 AND DECEMBER 31, 2010 QUARTER

Irvine, CA – November 16, 2010 – Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) today announced that it expects revenue for the first quarter of fiscal 2011 ending December 31, 2010 to be in excess of $4.5 million on increased shipments of ACCC® products.  Projected December 31, 2010 revenues of $4.5 million would represent an increase of 36% sequentially from the September 30, 2010 projected revenues and a 67% improvement over the comparable revenues from the quarter ended December 31, 2009.

CTC expects revenue for the fourth quarter ending September 30, 2010 to be approximately $3.3 million.  Fiscal year ending September 30, 2010 revenues are projected to be $10.8 million.  The September 2010 quarter represents an increase of $2.7 million in revenues over the previous quarter ending June 30, 2010.  Projected fiscal 2010 revenues represent a decrease of $8.8 million from fiscal 2009.  The annual revenue decrease was due to $10.3 million reduction in revenues attributable to China, offset by increased revenues of $1.5 million from the U.S. and the rest of the world.

Additional commentary pertaining to the fiscal 2010 fourth quarter and the 2010 fiscal year will be available when CTC reports its full fiscal year results on December 14, 2010. No conference call will be held in conjunction with the guidance provided in this release.

Benton Wilcoxon, Chief Executive Officer of CTC commented, “We are pleased that sales are increasing as well as the fact that they are coming from many different parts of the world.  In the past two weeks, we have received over $1.5 million in ACCC® product orders from customers in Europe, South America, and China from both new customers and repeat orders from existing customers. We are also very pleased with the new marketing efforts of our new CTC Cable President, Stewart Ramsay, who is making an immediate impact in strengthening our sales process.”

Stewart Ramsay, President of CTC Cable commented, “I am pleased with our recent sales wins and anticipate additional sales based on the continued growth in acceptance of ACCC® conductor’s high capacity and efficiency performance advantages as well as the increased awareness of our conductor’s ability to solve thermal sag clearance issues.”

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8500

About CTC:
Composite Technology Corporation’s patented ACCC® conductor technology enables superior performance of high voltage transmission and distribution electrical grids.  ACCC® conductors use CTC’s proven carbon fiber core which is produced by its subsidiary, CTC Cable Corporation, at its Irvine, California headquarters and delivered to qualified conductor manufacturers who   produce and distribute ACCC® conductors to operators of electrical grids worldwide. CTC’s conductor technology significantly reduces thermal line sag and can replace similar diameter and weight traditional conductors with its higher capacity and more energy efficient ACCC® conductor.  It is an ideal conductor for both upgrading existing power lines as well as building new lines since the technology allows for the reduction of the number of support structures and/or a reduction of their height.  Since its commercial introduction in 2005, ACCC® conductor has been selected for over 6,000 miles (over 9,700 kilometers) of projects in all environmental and operating conditions, including severe heat and ice environments, long span applications and high capacity corridors for the modern grid.  ACCC® is a registered trademark of CTC Cable Corporation.
For further information, visit our website: www.compositetechcorp.com or contact Investor Relations, James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, resolution of disputes with CTC’s or subsidiaries’ creditors competition with larger companies, development of and demand for a new technology, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8500